Exhibit 10.3

May 4, 2026

Danielle Porto Parra

3315 Sulky Circle

Marietta, GA 30067

Regarding: Employment Offer V3 – Final Offer

Dear Danielle,

I am pleased to offer you the position of President for Xponential Fitness LLC (“Company”) pursuant to the terms set forth in this offer letter. The offer details below, with accompanying appendices, constitute your Offer of Employment with an anticipated start date of May 18, 2026.

This offer is contingent upon the successful completion of a criminal and financial background check.

You will report to Mike Nuzzo, Chief Executive Officer, and be responsible for the duties defined by Mike, with core functional responsibility for all Brand teams, Field Operations, Onboarding, and Learning & Development.

As your responsibility spans across the US, you will have the ability to work remotely with the expectation that you will spend one week per month at the Company’s headquarters located in Irvine, California. The Company will reimburse you for reasonable and actual travel expenses.

COMPENSATION PACKAGE

Base Salary: $600,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked in excess of 40 in a workweek or overtime as otherwise defined by applicable state law.

Discretionary Bonus: As part of your compensation plan, you are eligible for participation in the Annual Incentive Plan. Your target bonus opportunity is 60% of your annual base salary, contingent upon both company and personal performance. For 2026, you will receive a guaranteed 100% bonus payout ($360,000), non-prorated, to be paid by no later than April 15, 2027. Future bonuses will be awarded based on annual performance from 1/1/20XX to 12/31/20XX and if earned, will be paid in Q1 of the following Plan year, i.e., 2027 bonus to be paid in Q1, 2028).

Equity: You will receive a grant of $2.5M in equity, comprised of 50% Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs), under the Long-Term Incentive Plan (the “Plan”), subject to approval by the board. Your grant is subject to the terms of the Plan and your Award Agreements. Attached are the draft Agreements for your review. Please note these Agreements are in the process of being updated to reflect change in control language that is explicitly clear on what would happen if there was a change in control.

Sign-On: You will receive a $100,000 sign on bonus to be paid within 30 days of your hire date, on a normally scheduled payday.

Cell Phone Allowance: $45/monthly

BENEFITS

You will be eligible to participate in all currently offered company benefits for regular, full-time employees, including medical benefits, 401K, paid vacation, ESPP and sick leave, subject to the terms, conditions, limitations, and exclusions of those programs. Details regarding currently offered company benefits will be made available to you at the beginning of your employment.

You will have 31 days from your first day to complete your benefit enrollment. On the first day of the month following your date of hire with the company, your elected health coverage will go into effect. You will be eligible to participate in our company-wide 401(k) plan after 60 days of employment. The Company currently matches employee contributions up to 4% of base salary, which may be subject to change or discontinued in the future. Such contributions will fully vest upon completion of your second year of employment. Further enrollment details will be shared upon your first day of employment during orientation.

You will have the opportunity to enroll in our Employee Stock Purchase Program (the “ESPP”) where you will be able to purchase XPOF stock at a discount. There are two open windows throughout the calendar year, and the dates will be released at a later time. The Company will deduct from your paycheck taxes assessed on any discount realized on purchases under the ESPP at your withholding rate. You are encouraged to consult with your tax professional regarding your potential tax liability in connection with your participation in the ESPP.

Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidence of the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. A full description of these benefits is available for your review. The Company may change compensation and benefits from time to time at its discretion.

SEVERANCE

You will be eligible for 12 months of severance including COBRA benefits, should the Company terminate your employment for any reasons other than for Cause, or should you terminate your employment for Good Reason. The attached Executive Severance Agreement contains details pertaining to severance as well as Good Reason. Your offer includes a definition of Good Reason to mean the occurrence of any one or more of the following events which occur without your express written consent:

(A) A material reduction in your compensation;

(B) A reduction in your job grade or title constituting a demotion;

(C) A material reduction in your authority or substantial detrimental change in your job duties or role scope which, in any case, represents a material demotion, regardless of whether the reduction or change is accompanied by an actual diminution of your title or grade level;

(D) A material increase in your job duties, role scope, and/or authority, unaccompanied by a mutually agreed increase in your compensation; or

(E) A change in the primary location of your job or office, such that: (i) you will be based at a location that is 50 miles or further from your primary office location immediately prior to the proposed change in your job or office; or (ii) you are required to work at and/or travel to the company office more than one week per month.

TERMS OF EMPLOYMENT

As a Company employee, you will be expected to abide by Company rules and policies, including, without limitation, all rules and policies set forth in the Company’s employee handbook.

This offer of employment is contingent upon the successful completion of a satisfactory background check. The Company reserves the right to rescind this offer of employment if the background check reveals information that is not satisfactory.

By signing below, you acknowledge, represent and warrant to the Company that you are now not under any obligation of a contractual nature to any person, business or other entity which is inconsistent or in conflict with this letter or which would prevent you from fulfilling your obligations for the Company.

While we hope that your employment will be mutually beneficial and rewarding, it is important that we note that you will be employed on an “at will” basis. “At will” employment means that either you or Xponential Fitness LLC can terminate employment without notice, at any time, and with or without cause or reason. No statements or actions on the part of anyone at Xponential Fitness LLC of his or her title, can change the at-will nature of your employment. The only way that the “at will” nature of employment may be changed is through a written contract for employment that expressly specifies different terms of employment, and which is signed by Human Resources. This represents an integrated agreement with respect to the at-will nature of your employment relationship and must be agreed to as a condition of your acceptance of this offer of employment.

This letter and attachments represent the entire offer, and no prior or subsequent oral commitments are effective. With the sole exception of the “at will” nature of employment, which shall remain in effect at all times, Xponential Fitness LLC reserves the right to make changes regarding any term or aspect of this agreement. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

We hope that you are as excited as we are to begin our work together in your new role at Xponential Fitness LLC and will accept our offer of employment. Please signify your understanding and acceptance of the terms set forth in this letter and attached exhibits by signing and dating this offer letter.

This summary offer letter in conjunction with the appendices noted below serves as your official offer letter.

Sincerely,

/s/ Fabienne Lopez
Chief People Officer

cc: HR File

ACKNOWLEDGMENT

I have read, understood and accept all the terms and conditions of employment.

Appendices:

(1)	Amendment to the Omnibus Plan *
(2)	Executive Severance Plan
(3)	Link: Omnibus Plan

Signature	/s/ Danielle Porto Parra	Date May 5, 2026
Danielle Porto Parra

Start Date: May 18, 2026